As filed with the Securities and Exchange Commission on December 18, 2006
Registration No. 333-136728

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
Amendment No. 1
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_________________

ISORAY, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	41-1458152
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

350 Hills Street, Suite 106
Richland, Washington 99354
(Address of principal executive offices)
_________________

Amended and Restated 2006 Director Stock Option Plan
(Full title of the Plan)
_________________

Roger Girard
Chief Executive Officer
IsoRay, Inc.
350 Hills Street, Suite 106
Richland, Washington 99354
(509) 375-1202
(Name, address and telephone number, including area code, of agent for service)
_________________

Copy to:

Stephen R. Boatwright, Esq.
Alicia M. Corbett, Esq.
Keller Rohrback, P.L.C.
3101 North Central Avenue, Suite 900
Phoenix, Arizona 85012-2600
(602) 248-0088

12/18/2006

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Amended and Restated 2006 Director Stock Option Plan Common Stock, $0.001 par value	1,000,000	$3.05	$3,050,000	$326.35(3)
_________________

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock divided, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation is based on the average of the bid and asked prices of the Registrant’s common stock on August 16, 2006.

(3)	Previously Paid

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the "Commission") requires us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the Commission after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), until we terminate the effectiveness of this registration statement.

The following documents filed with the Commission are hereby incorporated by reference:

(a) Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006 (filed September 28, 2006), which contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2006 (filed November 14, 2006).

(c) Our Current Reports on Form 8-K filed on August 10, 2006, August 18, 2006, September 8, 2006 and November 6, 2006.

(d) The description of our common stock contained in our Registration Statement on Form SB-2, filed with the Commission on October 16, 2006, including any amendments or reports filed for the purpose of updating such description.

12/18/2006

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Jonathan Hunt, Chief Financial Officer, IsoRay, Inc., 350 Hills Street, Suite 106, Richland, Washington 99354.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Keller Rohrback, PLC, Phoenix, Arizona will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Mr. Boatwright, a member of Keller Rohrback, PLC, is a director of the Company. Mr. Boatwright beneficially owned options to purchase 210,000 shares of our common stock as of the date of the opinion.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation provide to directors and officers indemnification to the full extent provided by law, and provide that, to the extent permitted by Minnesota law, a director will not be personally liable for monetary damages to us or our shareholders for breach of his or her fiduciary duty as a director, except for liability for certain actions that may not be limited under Minnesota law.

The above discussion of Minnesota law and of our articles of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, articles of incorporation and bylaws.

In addition, the Company has entered into indemnification agreements with each of its directors and executive officers, pursuant to which the Company has agreed to indemnify such individuals for any claims made against such individuals based on any act, omission or breach of duty committed while acting as director or officer, except under certain circumstances such as cases involving dishonesty or improper personal benefit. The Company also maintains an insurance policy under which its directors and officers are insured against certain liabilities which might arise out of their relationship with the Company as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.13	Amended and Restated 2006 Director Stock Option Plan

5.1	Opinion of Keller Rohrback, P.L.C.

23.1	Consent of Keller Rohrback, P.L.C. (included in Exhibit 5.1)

23.2	Consent of DeCoria, Maichel & Teague, P.S.

24.1	Power of Attorney (see signature page)

12/18/2006

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

12/18/2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, IsoRay, Inc., a corporation organized and existing under the laws of the State of Minnesota, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, State of Washington, on this 17th day of December, 2006.

ISORAY, INC.

By:	/s/ Roger Girard
Roger Girard, Chairman and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger Girard, his or her attorney-in-fact and agent, with the power of substitution and resubsitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to Roger Girard full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Roger E. Girard Roger E. Girard	Chief Executive Officer and Chairman	December 17, 2006

/s/ Jonathan Hunt Jonathan Hunt	Chief Financial Officer	December 17, 2006

/s/ Stephen R. Boatwright Stephen R. Boatwright	Director	December 17, 2006

/s/ Robert R. Kauffman Robert R. Kauffman	Director	December 17, 2006

/s/ Thomas C. LaVoy Thomas C. LaVoy	Director	December 17, 2006

/s/ David J. Swanberg David J. Swanberg	Director	December 17, 2006

/s/ Dwight Babcock Dwight Babcock	Director	December 17, 2006

/s/ Albert Smith Albert Smith	Director	December 17, 2006

12/18/2006

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.13	Amended and Restated 2006 Director Stock Option Plan

5.1	Opinion of Keller Rohrback, PLC

23.1	Consent of Keller Rohrback, PLC (included in Exhibit 5.1)

23.2	Consent of DeCoria, Maichel & Teague, P.S.

24.1	Power of Attorney (see signature page)

12/18/2006